Exhibit 99.1

FOR IMMEDIATE RELEASE

Norfolk Southern reports fourth-quarter and full-year 2019 results

Fourth consecutive year of record operating ratio

NORFOLK, Va., January 29, 2020 – Norfolk Southern Corporation (NYSE: NSC) today reported fourth-quarter and full-year 2019 financial results.

Net income was $666 million and diluted earnings per share were $2.55 for the fourth quarter and $2,722 million and $10.25, respectively, for the full year. During the first year of a three-year strategic plan, Norfolk Southern produced a record operating ratio of 64.7% while managing the headwinds of a 5% decline in carload volumes.

“Norfolk Southern’s strong financial performance in a year of macroeconomic headwinds is underpinned by the hard work of our team to expeditiously implement productivity initiatives throughout the year,” said James A. Squires, Norfolk Southern chairman, president and CEO. “With efficiency-related cost savings gaining steam in the third quarter and increasing in the fourth quarter, we achieved a record full-year operating ratio while also producing all-time best delivery performance for customers. This was the result of extensive systemwide planning integrated with customer communications during the first half of the year that created a foundation for the flawless execution of the initial two phases of our PSR-based operating plan, TOP21, in the second half. The momentum we’re carrying into 2020 will support continued value creation as we remain dedicated to the operational transformation of our business while ensuring we have a platform for growth as we look beyond the current freight cycle.”

Fourth-quarter summary

•	Railway operating revenues of $2.7 billion decreased 7 percent compared with fourth-quarter 2018, driven by a 9 percent decline in total volume.

•	Railway operating expenses were $1.7 billion, a decrease of $90 million compared with the same period last year. Lower compensation and benefits, fuel costs, equipment rents, and materials usage were partially offset by lower gains on operating property sales and increased purchased services expense.

•	Income from railway operations was $1.0 billion, a decrease of $116 million year-over-year. The railway operating ratio was 64.2 percent.

2019 summary

•	Railway operating revenues of $11.3 billion declined 1 percent as overall volumes were down 5 percent, reflecting carload declines in all major commodity categories.

•	Railway operating expenses of $7.3 billion decreased $192 million, or 3 percent, compared with last year. Lower compensation and benefits, fuel costs, equipment rents, and materials costs were partially offset by lower gains on operating property sales as well as increased purchased services and depreciation expense.

•	Income from railway operations was $4.0 billion, a 1 percent increase year-over-year, and an all-time record.

•	The railway operating ratio was a record 64.7 percent.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern is a major transporter of industrial products, including chemicals, agriculture, and metals and construction materials. In addition, the railroad operates the most extensive intermodal network in the East and is a principal carrier of coal, automobiles, and automotive parts.

Forward-looking statements

This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:

Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:

Pete Sharbel, 470-867-4807 (peter.sharbel@nscorp.com)

http://www.norfolksouthern.com

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